EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of the 15th day of October 2007, by and between KnowFat Franchise Company, a Delaware corporation, with a business address of 255 Washington St. Suite 100 Newton, MA 02458 (the “Company”), and Eric Spitz, an individual with a residence address of 53 Fuller Street, Waban, MA 02468 (the “Executive”).

INTRODUCTION

1. The Company is in the better-for-you restaurant and nutritional product retail business (the “Business”).

2. The Company wishes to employ the Executive as its Executive Vice President of Business Development pursuant to the terms and conditions set forth herein.

3. The Executive desires to be employed by the Company, pursuant to the terms and conditions set forth herein.

AGREEMENT

In consideration of the premises and mutual promises herein below set forth, the parties hereby agree as follows:

1. Employment Period. The term of the Executive’s employment by the Company pursuant to this Agreement (the “Employment Period”) shall commence on the date hereof and shall continue for a period of three (3) years. Thereafter, the Employment Period shall automatically renew for successive periods of one (1) year, unless either party shall have given to the other at least ninety (90) days’ prior written notice of their intention not to renew the Executive’s employment prior to the end of the Employment Period or the then applicable renewal term, as the case may be. In any event, the Employment Period may be terminated as provided herein.

2. Employment; Duties. Subject to the terms and conditions set forth herein, the Company hereby employs the Executive to act as Executive Vice President for Business Development of the Company during the Employment Period, and the Executive hereby accepts such employment. The duties assigned and authority granted to the Executive shall be as determined by the Company’s Chief Executive Officer and Board of Directors (the “Board”) from time to time. The Executive agrees to perform his duties for the Company diligently, competently, and in a good faith manner.

3. Salary.

(a) Base Salary. The Executive shall be entitled to receive a salary from the Company during the Employment Period at the rate of no less than One Hundred Seventy-five Thousand ($175,000) per year (the “Base Salary”), payable in accordance with the Company’s customary payroll practices. Beginning on the second anniversary date of this Agreement, the Executive’s Base Salary may be increased, but not decreased, on each anniversary date of this Agreement, at the Board’s sole discretion.

(b) Equity Payments. In addition to the Base Salary, it is intended that the Executive shall receive options to purchase two hundred and fifty thousand (250,000) shares of the common stock of UFood Restaurant Group, Inc. (the “Options”). The Options shall terminate ten (10) years from the date hereof, be exercisable at $1.00 per share, and vest and be exercisable as follows: (a) one hundred and twenty five thousand (125,000) Options shall vest upon the closing of the merger between the Company and a wholly-owned subsidiary of UFood Franchise Restaurant Group, Inc. (the “Merger Date”); (b) one hundred twenty-five thousand (125,000) Options shall vest un equal amounts on the first day of each month for thirty-six months. Notwithstanding the termination of this Agreement for any cause, the Executive shall receive the Options pursuant to the terms set forth herein. The Options shall be granted pursuant to the 2007 Equity Incentive Plan of UFood Restaurant Group, Inc., and the Company shall use its best efforts to cause UFood Restaurant Group, Inc. to issue these Options as of the Merger Date.

(c) Guaranteed Salary and Benefits. The Company agrees that notwithstanding the Executive’s voluntary resignation from the Company on or after the date more than thirty (30) days after the date on which the Registration Statement registering for resale the shares issued by UFood Restaurant Group, Inc. in its current private placement is declared effective by the Securities and Exchange Commission, the Executive shall continue to receive the Base Salary and all Benefits (as defined herein) throughout the Severance Period (as hereinafter defined). The Company further acknowledges and agrees that its obligation hereunder to pay the Executive the Base Salary and the Benefits such Period can not be limited, terminated, or modified in any way.

4. Bonus. The Executive will receive a cash bonus in the amount of twenty-five Thousand Dollars ($25,000) upon the closing of the sale of securities in the public offering of UFood Franchise Company. The Executive’s annual bonus (if any) shall be in such amount as the Board may determine in its sole discretion. The Executive shall be eligible to participate in any bonus or other incentive program established by the Company for executives of the Company.

5. Other Benefits

(a) Insurance and Other Benefits. During the Employment Period, the Executive shall be entitled to participate in the Company’s insurance programs and any ERISA benefit plans, as the same may be adopted and/or amended from time to time (the “Benefits”). The Executive shall be entitled to paid personal days on a basis consistent with the Company’s other senior executives. The Executive shall be bound by all of the policies and procedures established by the Company from time to time.

(b) Vacation. During the Employment Period, the Executive shall be entitled to an annual vacation of such duration consistent with the Company’s policies from time to time.

(c) Expense Reimbursement. The Company shall reimburse the Executive for all reasonable business, promotional, travel and entertainment expenses ("Reimbursable Expenses") incurred or paid by him during the Employment Period in the performance of his services under this Agreement, provided that the Executive furnishes to the Company appropriate documentation required by the Internal Revenue Code in a timely fashion in connection with such expenses and shall furnish such other documentation and accounting as the Company may from time to time reasonably request.

(d) Computer. At the end of the Employment Period, or upon the Executive’s resignation or termination from employment by the Company, the Executive may retain and remove the lap-top computer he used while working for the Company for his own personal use. Upon the Executive’s removal of the lap-top computer, such computer shall become the sole property of the Executive.

6. Termination; Compensation Due Upon Termination of Employment. The Executive's employment hereunder may terminate as provided in paragraphs (a) through (e) below, and subject to those payments to Executive that expressly survive the termination of this Agreement as set forth in Section 3 hereof, the Executive’s right to compensation for periods after the date his employment with the Company terminates shall be determined in accordance with the provisions of paragraphs (a) through (e) below:

(a) Voluntary Resignation. The Executive may terminate his employment at any time upon sixty (60) days prior written notice to the Company. In the event of the Executive's voluntary termination of employment, subject to Section 3(c), the Company shall have no obligation to make payments to the Executive in accordance with the provisions of Sections 3 or 4, or, except as otherwise required by law, to provide the benefits described in Section 5, for periods after the date on which the Executive's employment with the Company terminates due to the Executive 's voluntary resignation, except for the payment of the Executive’s Base Salary accrued through the date of such resignation.

(b) Discharge for Cause. Upon (i) written notice to the Executive, and (ii) Executive’s failure to cure such default within 30 days of receipt of notice, the Company may terminate the Executive’s employment for Cause if any of the following events shall occur:

(i) the Executive’s continued and willful refusal or neglect to satisfactorily perform and discharge his material duties and responsibilities;

(ii) the Executive’s gross misconduct that is injurious to the Company or the Executive’s ability to perform his duties and responsibilities hereunder;

(iii) the Executive’s fraud, embezzlement or other acts of dishonesty;

(iv) the Executive’s conviction of, or entry of a plea of guilty or nolo contendere to, a felony or a crime;

(v) the Executive’s willful or prolonged absence from work (other than by reason of disability due to physical or mental illness); or

(vi) the Executive’s breach of his obligations under Section 7 or Section 8.

In the event Executive is terminated for “Cause,” the Company shall have no obligation to make payments to Executive in accordance with the provisions of Sections 3 or 4, or, except as otherwise required by law, to provide the benefits described in Section 5, for periods after the Executive's employment with the Company is terminated on account of the Executive's discharge for cause except for the Executive’s base salary accrued through the date of such termination.

(c) Disability. The Company shall have the right, but shall not be obligated to terminate the Executive's employment hereunder in the event the Executive becomes disabled such that he is unable to discharge his duties to the Company for a period of ninety (90) consecutive days or one hundred twenty (120) days in any one hundred eighty (180) consecutive day period (a "Permanent Disability"). In the event of a termination of employment due to a Permanent Disability, then the Company shall be obligated to continue to make payments to the Executive in an amount equal to Executive’s then-current Base Salary and Benefits for the Severance Period, payable in the form of salary continuation for the applicable Severance Period after the Executive’s employment with the Company is terminated due to a Permanent Disability. A determination of a Permanent Disability shall be made by a physician satisfactory to both the Executive and the Company; provided, however, that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and those two physicians together shall select a third physician, whose determination as to a Permanent Disability shall be binding on all parties.

(d) Death. The Executive's employment hereunder shall terminate upon the death of the Executive. The Company shall be obligated to continue to make payments to the Executive in an amount equal to Executive’s then-current Base Salary and Benefits for the Severance Period following his death, payable to the Executive's beneficiary, as the Executive shall have indicated in writing to the Company (or if no such beneficiary has been designated, to Executive’s estate).

(e) Termination for Good Reason or Without Cause. The Executive may terminate this Agreement at any time for Good Reason. In the event that this Agreement is terminated by the Executive for Good Reason or this Agreement is terminated by the Company without Cause, the Company shall pay to the Executive severance in an amount equal to the Executive’s then-current Base Salary and Benefits for a period (the “Severance Period”) equal to the lesser of (i) 12 months or (ii) the remainder of the then-current Employment Period, payable in the form of salary continuation for the applicable Severance Period following the Executive’s termination, subject to the Company’s regular payroll practices and required withholdings. For the purposes of this Agreement, “Good Reason” shall mean any of the following (without Executive’s express written consent): (i) removal of Executive from his position as Executive Vice President for Business Development; (ii) a reduction by Company in Executive’s then current annual base salary or other compensation, unless said reduction is pari passu with other senior executives of the Company; (iii) the taking of any action by the Company that would, directly or indirectly, materially reduce Executive’s benefits, unless said reductions are pari passu with other senior executives of the Company; or (iv) breach by Company of any material term of this Agreement that is not cured by Company within 30 days following receipt by Company of written notice thereof.

7. Non-Competition; Non-Solicitation. Unless Executive terminates this Agreement pursuant to Section 6(e), for the duration of the Employment Period and three (3) years following the Employment Period (the “Non-compete Period”), the Executive shall not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend any credit to, or render services or advice to, any business, firm, corporation, partnership, association, joint venture or other entity that engages or conducts any business the same as or substantially similar to the Business or currently proposed to be engaged in or conducted by the Company or included in the future strategic plan of the Business, anywhere within the United States of America; provided, however, that the Executive may own less than 5% of the outstanding shares of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

The Executive recognizes and agrees that because a violation by him of his obligations under this Section 7 will cause irreparable harm to the Company that would be difficult to quantify and for which money damages would be inadequate, the Company shall have the right to injunctive relief to prevent or restrain any such violation, without the necessity of posting a bond. The Non-compete Period will be extended by the duration of any violation by the Executive of any of his obligations under this Section 7.

The Executive expressly agrees that the character, duration and scope of the covenant not to compete are reasonable in light of the circumstances as they exist at the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of the covenant not to compete is unreasonable in light of the circumstances as they then exist, then it is the intention of both the Executive and the Company that the covenant not to compete shall be construed by the court in such a manner as to impose only those restrictions on the conduct of the Executive which are reasonable in light of the circumstances as they then exist and necessary to assure the Company of the intended benefit of the covenant to compete.

8. Confidentiality Covenants.

(a) The Executive understands that the Company, from time to time, may impart to him confidential business information, whether such information is written, oral or graphic, including, but not limited to, financial plans and records, marketing plans, business strategies and relationships with third parties, present and proposed products, trade secrets, information regarding customers and suppliers, strategic planning and systems and contractual terms (collectively “Confidential Information”). The Executive hereby acknowledges Company’s exclusive ownership of such Confidential Information.

(b) The Executive agrees as follows: (1) only to use the Confidential Information to provide services to Company; (2) only to communicate the Confidential Information to fellow employees, agents and representatives on a need-to-know basis; and (3) not to otherwise disclose or use any Confidential Information. Upon demand by Company or upon termination of the Executive’s employment, the Executive will deliver to Company all manuals, photographs, recordings and any other instrument or device by which, through which or on which Confidential Information has been recorded and/or preserved, which are in the Executive’s possession, custody or control.

9. Executive’s Representation. The Executive hereby represents that his entry into this Employment Agreement will not violate the terms or conditions of any other agreement to which the Executive is a party.

10. Technology Ownership. The Executive hereby assigns to the Company all inventions, discoveries, designs, trade secrets, formulae, processes, methods, techniques, mask works, improvements, developments, concepts, computer programs, databases and works which the Executive may make or acquire during the term of his employment hereunder, whether or not during working hours and whether made solely or jointly with others, that (1) are related to the Business of the Company at the time they are made or acquired, or (2) are made using the equipment, supplies, facilities, or proprietary information of the Company, as well as all patents, patent applications, copyrights, copyright registrations and all other intellectual property rights which cover, protect or are embodied in any of the foregoing.

11. Arbitration. In the event of any breach arising from the performance of this Agreement, either party may request arbitration. In such event, the parties will submit to arbitration by a qualified arbitrator with the definition and laws of the Commonwealth of Massachusetts. Such arbitration shall be final and binding on both parties.

12. Governing Law/Jurisdiction. This Agreement and any disputes or controversies arising hereunder shall be construed and enforced in accordance with and governed by the internal laws of the Commonwealth of Massachusetts other than principles of law that would apply the law of another jurisdiction. The parties agree that this Agreement was made and entered into in the Commonwealth of Massachusetts and, subject to Section 11, each party hereby consents to the jurisdiction of any competent federal or state court within the Commonwealth of Massachusetts to hear any dispute arising out of this Agreement.

13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes and cancels any and all previous agreements, written and oral, regarding the subject matter hereof between the parties hereto. This Agreement shall not be changed, altered, modified or amended, except by a written agreement signed by both parties hereto.

14. Notices. All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been given when delivered to the party to whom addressed or when sent by telecopy (if promptly confirmed by registered or certified mail, return receipt requested, prepaid and addressed) to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

(a) to the Company at:

KnowFat Franchise Company, Inc.
255 Washington Street, Suite 100
Newton, MA 02458
Attn: George Naddaff
Fax: (617) 787-6010

with a copy to:

Robinson & Cole LLP
695 East Main Street
Stamford, Connecticut 06904
Attn: Richard A. Krantz
Fax: (203) 462-7599

(b) to the Executive at:

53 Fuller Street
Waban, MA 02468
Fax: (617) 795-2321

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 14, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section 14, be deemed given upon facsimile confirmation, (iii) if delivered by mail in the manner described above to the address as provided for in this Section 14, be deemed given on the earlier of the third business day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section 14, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section 14). Either party may, by notice given to the other party in accordance with this Section 14, designate another address or person for receipt of notices hereunder.

15. Severability. If any term or provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The invalid or unenforceable provisions shall, to the extent permitted by law, be deemed amended and given such interpretation as to achieve the economic intent of this Agreement.

16. Waiver. The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

17. Successors and Assigns. This Agreement shall be binding upon the Company and any successors and assigns of the Company. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive. The Company may assign this Agreement and its right and obligations hereunder, in whole or in part.

18. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

19. Headings. Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

20. Opportunity to Seek Advice. The Executive acknowledges and confirms that he has had the opportunity to seek such legal, financial and other advice and representation as he has deemed appropriate in connection with this Agreement.

21. Withholding and Payroll Practices. All salary, severance payments, bonuses or benefits provided by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law and shall be paid in the ordinary course pursuant to the Company’s then existing payroll practices.

[the next page is the signature page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

KNOWFAT FRANCHISE COMPANY, INC., a Delaware corporation

By:	/s/ George Naddaff
Name: George Naddaff
Title: Chairman & Chief Executive Officer

Witness:	EXECUTIVE: /s/ Eric Spitz
Name:	Name: Eric Spitz